SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________
                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                       FILED PURSUANT TO RULE 13d-2(a)
                              (Amendment No. 1)

                            EDISON BROTHERS STORES, INC.
                               (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                          (Title of Class of Securities)

                                   280875303
                                (CUSIP Number)

                                JOHN C. WATERFALL
                               10 EAST 50TH STREET
                            NEW YORK, NEW YORK  10022
                                (212) 705-0500

                (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               January 12, 1999
            (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                        (continued on following pages)
                                Page 1 of 30 Pages
______________________
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.  280875303                13D/A                   Page 2 of 30 Pages

___________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Morgens Waterfall Income Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                 0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                 0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                   Page 3 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                              Restart Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                   0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                   0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                   Page 4 of 30 Pages

_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                              Restart Partners II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                     0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                     0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                   Page 5 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Restart Partners III, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                     0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                     0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                     0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                   Page 6 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                              Restart Partners IV, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                       0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                       0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                       0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                   Page 7 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                             Restart Partners V, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                   0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                   0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                   0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                   Page 8 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                           Endowment Restart L.L.C.
                          (F/k/a The Common Fund for Non-Profit Organizations)
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, 00
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________
NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                  0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No.  280875303                13D/A                   Page 9 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                           Endowment Prime L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________
NUMBER OF      (7)  SOLE VOTING POWER
                                     - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                  0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                  0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                  0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No.  280875303                13D/A                  Page 10 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                           Morgens, Waterfall, Vintiadis & Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              New York
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                         - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                                0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                           - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                                0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 11 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            MW Capital, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                            0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                            0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                            0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 12 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Prime Group, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 13 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Prime Group II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 14 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Prime Group III, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 15 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Prime Group IV, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 16 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Prime Group V, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                          0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                          0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                          0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 17 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Prime, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 18 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            MW Overseas Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              WC, OO
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                         0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
CUSIP No.  280875303                13D/A                  Page 19 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            John C. "Bruce" Waterfall
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        - 0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                           0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                         - 0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                           0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                           0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 20 of 30 Pages

____________________________________________________________________________
     (1)  NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS.
          OF ABOVE PERSONS
                            Edwin H. Morgens
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                              AF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                      - 0 -
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                         0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                      - 0 -
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                         0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                         0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                                0%
_____________________________________________________________________________
       (14)  TYPE OF REPORTING PERSON **
                                                IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.  280875303                13D/A                  Page 21 of 30 Pages

ITEM 1.  SECURITY AND ISSUER.

       This Amendment No. 1 ("Amendment No. 1"), which amends the statement on
Schedule 13D (the "Statement") filed with the Securities and Exchange Commission (the "SEC") by the persons named in Item 2 below (except for the person named in (q) which is now a Reporting Person due to organizational changes in the structure of Morgens, Waterfall, Vintiadis & Co., Inc.) on November 3, 1997, relates to the shares of common stock, $.01 par value (the "Shares"), of Edison Brothers Stores, Inc. (the "Issuer"). The principal executive offices of the Issuer are located at 501 N. Broadway, St. Louis, Missouri 63102. This Amendment is being filed to reflect the disposition of all of the Shares beneficially owned by the Reporting Persons.

ITEM 2.  IDENTITY AND BACKGROUND.

       Item 2 is hereby amended and restated in its entirety as follows:

       This Statement is filed jointly by (a) Morgens Waterfall Income Partners, L.P. ("MWIP"); (b) Restart Partners, L.P. ("Restart"); (c) Restart Partners II, L.P. ("Restart II"); (d) Restart Partners III, L.P. ("Restart III"); (e) Restart Partners IV, L.P. ("Restart IV"); (f) Restart Partners V, L.P. ("Restart V"); (g) Endowment Restart, L.L.C. ("Endowment"); (h) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"); (i) MW Capital, L.L.C. ("MW Capital"); (j) Prime Group, L.P. ("Prime"); (k) Prime Group II, L.P. ("Prime II"); (l) Prime Group III, L.P. ("Prime III"); (m) Prime Group IV, L.P. ("Prime IV"); (n) Prime Group V, L.P. ("Prime V"); (o) Prime, Inc.;
(p) MW Overseas Partners ("MW Overseas"); (q) Endowment Prime, L.L.C. ("Endowment Prime"); (r) John C. "Bruce" Waterfall ("Waterfall"); and (s) Edwin H. Morgens ("Morgens", and together with the persons listed in clauses
(a) through (r) above, the "Reporting Persons").

       MWIP is a New York limited partnership whose principal business is to invest in securities of U.S. issuers. MW Capital, a Delaware limited liability company, is the general partner of MWIP. MWIP and MW Capital have their principal addresses at 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Capital. All information concerning Morgens and Waterfall is set forth below.

       Restart, Restart II, Restart III, Restart IV and Restart V are Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022. The principal businesses of Restart, Restart II, Restart III, Restart IV and Restart V are to invest in securities of financially troubled companies.

       Prime, Prime II, Prime III, Prime IV and Prime V are Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022, and are the general partners of Restart, Restart II, Restart III, Restart IV and Restart V, respectively. The principal businesses of Prime, Prime II, Prime III, Prime IV and Prime V are to act as the general partners of Restart, Restart II, Restart III, Restart IV and Restart V, respectively.

CUSIP No.  280875303                13D/A                  Page 22 of 30 Pages

       Prime, Inc., the general partner of Prime, Prime II, Prime III, Prime IV and Prime V, is a Delaware corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime, Inc. is to act as general partner of Prime, Prime II, Prime III, Prime IV and Prime V. Waterfall is the President and a Director of Prime, Inc. Morgens is the Chairman of the Board of Directors and the Secretary of Prime, Inc. All information concerning Morgens and Waterfall is set forth below.

       Endowment is a Delaware limited liability company having its principal office c/o Morgens, Waterfall, Vintiadis & Company, Inc. located at 10 East 50th Street, New York, New York 10022. The principal business of Endowment is to invest in securities of various issuers.

       Endowment Prime is a Delaware limited liability company having its principal office c/o Morgens, Waterfall, Vintiadis & Company, Inc. located 10 East 50th Street, New York, New York 10022. Endowment Prime is the Managing Member of Endowment. The Managing Members of Endowment Prime are Morgens and Waterfall.

       MW Overseas is a Delaware general partnership having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of MW Overseas is to invest in securities of U.S. and non-U.S. issuers. The general partners of MW Overseas are Restart, Restart II, Restart III, Restart IV, Restart V, MWIP and Endowment, the information for which is set forth above.

       Morgens Waterfall is a New York corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Morgens Waterfall is the rendering of financial services. Waterfall is the President and a Director of Morgens Waterfall. Morgens is the Chairman of the Board of Directors and the Secretary of Morgens Waterfall. Morgens and Waterfall, each of whom is a United States citizen, have their principal addresses at the office of Morgens Waterfall, 10 East 50th Street, New York, New York 10022. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall.

       During the past five years, none of the persons described in this Item 2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of such persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

       Item 3 is hereby amended and restated in its entirety as follows:

       Under a plan of reorganization of the Issuer pursuant to Chapter 11 of the U.S. Bankruptcy Code (the "Plan"), which became effective on September 26 1997 (the "Effective Date"), MWIP, Restart, Restart II, Restart III, Restart
CUSIP No.  280875303                13D/A                  Page 23 of 30 Pages

IV, Restart V, Endowment and MW Overseas, as creditors of the Issuer, became entitled to receive, inter alia, the Issuer's Shares as of the Effective Date.

       Pursuant to the amended Plan of the Issuer, the Reporting Persons named above received 45,550 Shares of the Issuer on December 29, 1998. Of the Shares acquired by each of the Reporting Persons named above under the amended Plan, the following is the aggregate amount of Shares which each of them received pursuant to the Plan and the price paid for such Shares.

                              Aggregate Number of
Reporting Person                     Shares                 Purchase Price

MWIP                                     593                $  -0-
Restart                                3,628                   -0-
Restart II                             5,138                   -0-
Restart III                            3,578                   -0-
Restart IV                             2,256                   -0-
Restart V                                729                   -0-
Endowment                              1,034                   -0-
MW Overseas                           28,594                   -0-

Total                                 45,550                $  -0-

      The absence of a purchase price indicated above reflects the fact that the Reporting Persons received the Shares as part of a distribution of a package of notes, common stock, cash and other assets made to holders of unsecured claims under the amended Plan and not pursuant to a purchase of the securities.

       . . .

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER.

       Item 5 is hereby amended and restated in its entirety as follows:

       (a) and (b) The following is the aggregate amount of Shares that are beneficially owned by each Reporting Person:

                          Aggregate Number
                             of Shares                Percentage
Name                       Directly Owned               of Class

MWIP                            -0-                        -0-
Restart                         -0-                        -0-
Restart II                      -0-                        -0-
Restart III                     -0-                        -0-
Restart IV                      -0-                        -0-
Restart V                       -0-                        -0-
Endowment                       -0-                        -0-

             Total              -0-                        -0-

CUSIP No.  280875303                13D/A                  Page 24 of 30 Pages

       (c)

                         # of Shares         # of Shares        # of Shares
Reporting Person        Sold 12/7/98        Sold 12/8/98       Sold 12/14/98
________________      _________________    _______________    ________________

  MWIP                          784                385                  96
  Restart                     2,692              1,320                 330
  Restart II                  4,419              2,169                 542
  Restart III                 4,641              2,278                 570
  Restart IV                  2,909              1,428                 357
  Restart V                     855                420                 105
  Endowment                     -0-                -0-                 -0-


                        # of Shares         # of Shares        # of Shares
Reporting Person        Sold 12/31/98       Sold 1/6/98        Sold 1/7/98
________________      _________________    _______________    ________________

  MWIP                        2,398                480                 480
  Restart                     8,320              1,664               1,664
  Restart II                 13,568              2,713               2,713
  Restart III                14,198              2,840               2,840
  Restart IV                  8,900              1,780               1,780
  Restart V                   2,616                523                 523
  Endowment                     -0-                -0-                 -0-


                         # of Shares
Reporting Person        Sold 1/12/98
________________      ________________

  MWIP                       35,296
  Restart                   122,462
  Restart II                199,708
  Restart III               208,986
  Restart IV                130,995
  Restart V                  38,512
  Endowment                 189,819



       The sale transactions dated December 7, 1998 were effected at $1.916/share in a public transaction. The sale transactions dated December 8, 1998 were effected at $1.8125/share in a public transaction. The sale transactions dated December 14, 1998 were effected at $1.700/share in a public transaction. The sale transactions dated December 31, 1998 were effected at $1.250/share in a public transaction. The sale transactions dated January 6, 1999 were effected at $1.250/share in a public transaction. The sale transactions dated January 7, 1999 were effected at $1.250/share in a public transaction. The sale transactions dated January 12, 1999 were effected at

CUSIP No.  280875303                13D/A                  Page 25 of 30 Pages

$0.750/share in a public transaction. There have been no other transactions by the Reporting Persons with respect to the Shares during the past 60 days.

       (d) Except as set forth in this Item and Item 2 above, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

        (e) As of January 12, 1999, the Reporting Persons ceased to be the beneficial owners of more than 5 percent of the Shares.

        . . .

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT 1 Joint Acquisition Statement among the Reporting Persons dated January 27, 1999, filed pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

EXHIBIT 2 Power of Attorney, dated January 27, 1999, granted to Morgens and Waterfall by MWIP; MW Capital; Prime, Inc.; Prime; Prime II; Prime III; Prime IV; Prime V; Restart; Restart II; Restart III; Restart IV; Restart V; Morgens Waterfall; Endowment; Endowment Prime and MW Overseas for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Commission pursuant to the requirements of Rule 13d-1(f).





CUSIP No.  280875303                13D/A                  Page 26 of 30 Pages


SIGNATURES

       After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

                                    The Reporting Persons listed herein


                                         /s/ John C. Bruce Waterfall
Dated:  January 27, 1999            By: ___________________________________
                                        John C. "Bruce" Waterfall, on his
                                        own behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons


                                         /s/ Edwin H. Morgens
                                    By: ___________________________________
                                        Edwin H. Morgens, on his own
                                        behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons



CUSIP No.  280875303                13D/A                  Page 27 of 30 Pages

                              EXHIBIT 1

                       JOINT ACQUISITION STATEMENT
                       PURSUANT TO RULE 13d-1(f)(1)

The undersigned acknowledge and agree that this statement on Schedule 13D is filed on behalf of each of the undersigned and that any subsequent amendments to the statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


                                 The Reporting Persons listed herein


Dated:  January 27, 1999        By:  /s/ Bruce Waterfall
                                     ___________________________________
                                     John C. "Bruce" Waterfall, on his
                                     own and as attorney-in-fact for
                                     each of the other Reporting Persons


                                By:  /s/ Edwin H. Morgens
                                     ___________________________________
                                     Edwin H. Morgens, on his own
                                     behalf and as attorney-in-fact
                                     for each of the other Reporting
                                     Persons




















CUSIP No.  280875303                13D/A                  Page 28 of 30 Pages

                              EXHIBIT 2

                            POWER OF ATTORNEY

      The undersigned hereby appoint John C. "Bruce" Waterfall and Edwin H. Morgens each with full power of substitution, as their attorneys-in-fact for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended. The undersigned hereby ratify the execution on their behalf, prior to the date hereof, by John C. "Bruce" Waterfall or Edwin H. Morgens of any Schedule 13Ds or amendments thereto for the aforesaid purpose.

      IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be duly executed as of January 27, 1999.


MORGENS WATERFALL INCOME PARTNERS, L.P.

By: MW Capital, L.L.C.
    As General Partner of MW Capital, L.L.C.

     /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


MW CAPITAL, L.L.C.

     /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


ENDOWMENT RESTART, L.L.C.

By: ENDOWMENT PRIME, L.L.C.
    As Managing Member of Endowment Restart, L.L.C.

     /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member







CUSIP No.  280875303                13D/A                  Page 29 of 30 Pages

MORGENS, WATERFALL, VINTIADIS & COMPANY, INC.

     /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


RESTART PARTNERS, L.P.
RESTART PARTNERS II, L.P.
RESTART PARTNERS III, L.P.
RESTART PARTNERS IV, L.P.
RESTART PARTNERS V, L.P.

By: PRIME GROUP, L.P.
    PRIME GROUP II, L.P.
    PRIME GROUP III, L.P.
    PRIME GROUP IV, L.P.
    PRIME GROUP V, L.P.
    As General Partners of Restart Partners, L.P.,
    Restart Partners II, L.P., Restart Partners III, L.P.,
    Restart Partners IV, L.P. and Restart Partners V, L.P., respectively

By: PRIME, INC.
    As General Partner of Prime Group, L.P., Prime Group II, L.P.,
    Prime Group, III, L.P., Prime Group IV, L.P. and Prime Group V, L.P.

     /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


MW OVERSEAS PARTNERS
By: MORGENS WATERFALL INCOME PARTNERS, L.P.
    As General Partner of MW Overseas Partners

By: MW CAPITAL, L.L.C.
    As General Partner of Morgens Waterfall Income Partners, L.P.

     /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member








CUSIP No.  280875303                13D/A                  Page 30 of 30 Pages



JOHN C. "BRUCE" WATERFALL

     /s/ Bruce Waterfall
By: _________________________


EDWIN H. MORGENS

     /s/ Edwin H. Morgens
By: _________________________